                                               PART C -- EXHIBIT ITEM 99(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to the Registration Statement under the Securities Act of 1933 and Amendment No. 26 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 2-62538 and 811-2839, respectively) of our report dated July 31, 1998 on our audit of the financial statements and financial highlights of IAA Trust Asset Allocation Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended June 30, 1998. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania
August 28, 1998